Exhibit 10.3

ADTRAN HOLDINGS, INC.

T. STANTON 2025 MARKET-BASED PERFORMANCE

STOCK UNIT AGREEMENT

This Market-Based Performance Stock Unit Agreement (this “Agreement”) sets forth the specified terms of ADTRAN Holdings, Inc.’s grant of the target number of Market-Based Performance Stock Units (“PSUs”) set forth in the Morgan Stanley StockPlan Connect (the “Portal”) to the applicable grantee named in the Portal (the “Participant”) pursuant to the ADTRAN Holdings, Inc. 2024 Employee Stock Incentive Plan (the “Plan”) as of the date of grant set forth in the Portal (the “Date of Grant”). Unless otherwise specified, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

“Performance Period”: The _____ year period beginning on _____.

Earned PSUs and Delivery: The number of PSUs that are earned pursuant to this Agreement will be based on the total shareholder return (“TSR”) of ADTRAN Holdings, Inc. (the “Company”) during the Performance Period relative to all companies in the NASDAQ Telecommunications Index. The Participant is eligible to earn between __% and __% of the target number of PSUs based on the Company’s relative TSR performance during the Performance Period in accordance with the sliding scale set forth below (approximately __% of the target award is earned for each __ percentile increase up to __% of the target award and then approximately __% of the target award is earned for each __ percentile increase up to __% of the target award). However, there is a __% payout cap when our TSR out-performs the NASDAQ Telecommunications Index, but our absolute TSR is negative:

The Company’s TSR Performance relative to Specified Index (expressed as a percentile)	PSUs Earned (expressed as a percentage of target)
Less than __th Percentile	__%
__th Percentile	__%
__th Percentile	__%
__th Percentile	__%
__th Percentile	__%
__th Percentile	__%
__th Percentile	__%
__th Percentile	__%
__th Percentile	__%
__th Percentile	__%
__th Percentile	__%
__th Percentile	__%
__th or more Percentile	__%

One share of the Company’s Common Stock shall be issued to the Participant for every earned PSU. The Company will issue shares of Common Stock to the Participant as soon as administratively practicable following the date that the Committee certifies the level of performance and the number of PSUs earned by the Participant; provided, however, if any law or regulation requires the Company to take any action (including, but not limited to, the filing of a registration statement under the Securities Act and causing such registration statement to become effective) with respect to such shares of Common Stock before the issuance thereof, then the date of delivery of the shares shall be extended for the period necessary to take such action, to the maximum extent permitted by Section 409A of the Code. Except as specifically set forth herein, as specified by the terms of a written employment agreement between the Company and the Participant, or as otherwise approved by the Committee, the Award of PSUs shall automatically be forfeited without payment of any consideration in the event the Participant incurs a Separation from Service for any reason prior to the end of the Performance Period.

The Participant is a party to that certain Employment Agreement, dated July 13, 2022, by and between Thomas R. Stanton and ADTRAN Holdings, Inc., as amended (the “Employment Agreement”). In the event that the Participant incurs a Separation from Service, the treatment of the PSUs shall be governed by the Employment Agreement. In the event that the Participant earns any PSUs upon a Separation from Service, one share of the Company’s Common Stock shall be issued to the Participant for every earned PSU as soon as administratively possible following such Separation from Service.

Change of Control: In the event of a Separation from Service following a Change of Control, the treatment of the PSUs shall be governed by the Employment Agreement. The PSUs granted herein shall not vest upon a Change of Control in the absence of a Separation from Service except as may be approved by the Committee.

Dividend Credits: The Participant shall receive dividend credits upon the Company’s payment of cash dividends for its Common Stock during the Performance Period, if applicable, as follows:

25.1.
The Participant shall receive dividend credits on the target number of PSUs awarded on the Date of Grant (the “Original PSUs”), with the amount of such dividend credits credited to the Participant in the form of additional unearned PSUs, as calculated pursuant to the Plan.

25.2.
The Participant’s additional PSUs attributable to any dividend credits will be deemed earned in accordance with the same schedule as the Original PSUs (as described above).

25.3.
The delivery of additional PSUs attributable to dividend credits shall be made in a cash payment on the same date as the issuance of the Common Stock for the earned PSUs.

Designation of Beneficiary: The Participant hereby designates the following individual as the beneficiary of this Agreement:

Participant Name:

Beneficiary Name:

Address:

Relationship:

□ Check this box to apply the above beneficiary designation to all prior grants.

To complete this beneficiary designation, this Agreement should be printed out, the information above should be completed, and the Agreement should then be emailed to __________ at __________. The Participant may modify this beneficiary designation by submitting the change in writing to the Company.

Beneficiary designations are not effective until received by the Company. If no beneficiary is designated, then except as may be provided in the Plan, any benefits due hereunder following the death of the Participant will be paid to the Participant’s estate.

The PSUs are granted pursuant to and are subject to the terms of the Plan. The Participant has received a copy of the Plan’s prospectus, including a copy of the Plan. The Award’s date of grant is deemed to be the date that such Award is approved by the Committee or the Chief Executive Officer, as applicable. The Participant is deemed to have accepted this Award unless he or she expressly elects to reject the Award by notifying Human Resources within 30 days of receiving a notice in the portal that the Award has been granted. In the event of any conflict between the terms of this Agreement and the terms of the Employment Agreement with respect to the impact of a Separation from Service on this Award, the terms of the Employment Agreement shall control. Furthermore, the Employment Agreement shall be considered part of this Agreement (and therefore an Award Agreement) for purposes of the Plan and shall be considered approved by the Committee for purposes of the Plan.

If there are any questions regarding this Agreement or the Award of PSUs, please refer to the Plan or contact ____________ at ______________.

ADTRAN HOLDINGS, INC.

By: [Name of Officer]

Title: ______________